Exhibit 99.1

[MIDDLEBURG FINANCIAL CORPORATION LETTERHEAD]

November 27, 2009

During the third quarter, Middleburg Financial Corporation maintained its focus on asset quality and financial strength. We continued to monitor our loan portfolio and write-down problem loans. Both of these actions will help position the Corporation for strong financial performance when our local economy improves.

Our net income for the 3rd quarter of 2009 was $610,000, which equates to Basic and diluted earnings per share available to common shareholders of $0.05. While this level of profitability is not up to the expectations of your Board and Management team, we are nonetheless satisfied to achieve a modest profit during a time in which many of our community bank peers are reporting net losses for the quarter. Rest assured that we are working diligently to maintain, and ultimately increase, this level of profitability.

In July, we raised approximately $20 million in a secondary stock offering. This transaction was important as it significantly enhances our financial strength and puts us in a position to be able to repay the funds we received from the U.S. Treasury’s Capital Purchase Program (CPP) in the near future. We recently announced that Mr. Raj Mehra has joined Middleburg Financial Corporation as Executive Vice President, Chief Financial Officer. Mr. Mehra brings extensive financial and community banking expertise and we are confident he will make significant contributions to our financial success.

Middleburg Financial Corporation remains financially sound and stable. We are well capitalized and exceed the regulatory requirements for a “well capitalized” bank. In fact, at the end of September, 2009, our Tier I Capital to Total Risk Based Assets was 17%, which significantly exceeds regulatory requirements of 6.0% for a well-capitalized bank. The additional capital raised through the recent stock transaction will allow the company to maintain a strong capital position even after repaying the CPP funds.

On behalf of the board and management team, we thank you for your continued support. We know these are challenging times and we pledge to remain committed stewards of your investment in our organization.

Sincerely,

/s/ Joseph L. Boling	/s/ Gary R. Shook

Joseph L. Boling	Gary R. Shook
Chairman & CEO	President